Exhibit 99.1
Comverge Announces Second Quarter 2011 Preliminary Financial Results

Company Also Announces Initiative to Assist in Accelerating Path to Profitability
Company Will Announce Final Second Quarter Results on August 4, 2011

Norcross, GA., July 25, 2011 --- Comverge, Inc. (Nasdaq:COMV), a leading provider of Intelligent Energy Management (IEM) solutions for Residential and Commercial + Industrial customers, announced today preliminary second quarter 2011 results.
Revenues are expected to range from $31.5 million to $32.5 million, compared to $17.0 million in the second quarter 2010. The increase in revenue includes $5.8 million from PJM capacity programs. The company recognized one fourth of the revenue stream from PJM capacity programs in the second quarter to conform to industry practice. In the prior year, the revenue was recognized only in the third quarter.
Net loss is expected to range from $7.3 million to $7.0 million, compared to $10.3 million in second quarter 2010.
Diluted earnings per share is expected to range from $(0.29) to $(0.28), compared to $(0.42) in second quarter 2010.
Payments from long-term contracts, which represent our estimate of total payments that we expect to receive under long-term agreements with our customers, are expected to range from $572 million to $574 million.

New Initiative Designed to Assist in Accelerating Path to Profitability, Increase Cash Flows
Comverge is also announcing a new corporate initiative, which is focused on streamlining and simplifying operations to assist in accelerating the company's path to profitability. This initiative is expected to reduce annual expenses by $4.0 to $4.5 million. Comverge expects the cost of this initiative will be approximately $1.0 to $1.5 million and will be primarily incurred during the third quarter of 2011. The company also expects to focus on reducing capital expenditures.
“Over the last year, we have implemented a number of efficiency and consolidation efforts, repositioned our energy efficiency business, grown our commercial and industrial business and significantly upgraded our technology infrastructure,” commented R. Blake Young, Comverge's President and Chief Executive Officer. “Many of these achievements have contributed to our results in the first half of 2011 and we believe will continue to support future growth. With these efforts substantially complete, we are implementing a new initiative which builds on these earlier accomplishments and further reduces expenses, which we believe will improve cash flows and assist in accelerating our path to profitability.”

Second-quarter 2011 Conference Call
Comverge will host a conference call to discuss the final second quarter 2011 financial and operational results at 9:00 a.m. (EST) on Thursday, August 4, 2011. An earnings release will be issued at 7:00 a.m. (EST) on the same day before the market opens. To participate in the call, dial (877) 334-1969 or (760) 666-3589 for international participants.
Additionally, the results will be reported in the Investor Relations section on Comverge's website at http://ir.comverge.com. An audio replay of the call will be available beginning August 4, 2011 at 12:00 p.m. and available until August 11, 2011 at 12:00 a.m. ET (midnight) by dialing in (855) 859-2056 or (404) 537-3406 for international participants and using conference code number 83539969.

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million deployed residential devices, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.
CONTACT: Comverge, Inc.

Investor Relations

Jason Cigarran

678-823-6784

invest@comverge.com

Media Relations

Marie Bahl

978-802-8371

mbahl@comverge.com

Caution Regarding Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected revenue ranges, projected net loss and diluted earnings per share ranges, projected contracted revenues, expected reductions in annual costs and expenses, corresponding future growth associated with the repositioning initiative, expectations regarding achieving profitability in the future and certain assumptions upon which such forward-looking statements are based. Additionally, the anticipated results in this press release are based on management's preliminary analysis of operations for the quarter ended June 30, 2011 and not on financial statements that have been audited by an independent registered public accounting firm. In preparing these financial statements and completing the customary quarterly review process, Comverge may discover information that differs from current expectations. Comverge cannot provide assurance that the actual results for the quarter ended June 30, 2011 will not differ materially from current expectations. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge's business involving our products, the development and distribution of our products and related services, regulatory changes or grid operator rule changes, regulatory approval of our contracts, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed form 10-Q. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.